EXHIBIT 2.7





                          AGREEMENT AND PLAN OF MERGER


                                      AMONG


                       INCARA PHARMACEUTICALS CORPORATION,


                         AEOLUS ACQUISITION CORPORATION,


                                       AND


                          AEOLUS PHARMACEUTICALS, INC.


                                 MARCH 24, 2000

                          AGREEMENT AND PLAN OF MERGER

         Agreement and Plan of Merger (the "Agreement") entered into on March 24, 2000, by and among Incara Pharmaceuticals Corporation, a Delaware corporation (the "Buyer"), Aeolus Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), and Aeolus Pharmaceuticals, Inc., a Delaware corporation (the "Target"). The Buyer, the Transitory Subsidiary, and the Target are referred to collectively herein as the "Parties".

         This Agreement contemplates a tax-free merger of the Target Subsidiary with and into the Target in a transaction qualifying as a reorganization pursuant to Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended. The Target Stockholders will receive capital stock in the Buyer in exchange for their capital stock in the Target.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1. Definitions.

         "Agreement" has the meaning set forth in the preface above.

         "Buyer" has the meaning set forth in the preface above.

         "Buyer-owned Share" means any Target Share that the Buyer or the Transitory Subsidiary owns beneficially.

         "Buyer Share" means any share of the Common Stock, $0.001 par value per share, of the Buyer.

         "Certificate of Merger" has the meaning set forth in ss.2(c) below.

         "Closing" has the meaning set forth in ss.2(b) below.

         "Closing Date" has the meaning set forth in ss.2(b) below.

         "Definitive Target Proxy Materials" means the Definitive Target Proxy Materials, if any, relating to the Special Meeting.

         "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

         "Disclosure Schedule" has the meaning set forth in ss.3 below.

         "Dissenting Share" means any Target Share with respect to which any Target Stockholder of record has exercised his or its appraisal rights under the Delaware General Corporation Law.

         "Effective Time" has the meaning set forth in ss.2(d)(i) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Joint Disclosure Document" means the disclosure document combining the Prospectus and the Definitive Target Proxy Materials.

         "Knowledge" means actual knowledge after reasonable investigation.

         "Merger" has the meaning set forth in ss.2(a) below.

         "Merger Shares" means the Buyers Shares issued to the Target Stockholders upon conversion of their Target Shares in accordance with ss.2(d) and ss.2(e) below.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Outstanding Option" means stock options of the Target that are outstanding at the Effective Time.

         "Party" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock Buyer, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Prospectus" means the final prospectus relating to the registration of the Merger Shares under the Securities Act.

         "Registration Period" has the meaning set forth in ss.2(f)(i) below.

         "Registration Statement" has the meaning set forth in ss.2(f)(i) below.

         "Requisite Target Stockholder Approval" means the affirmative vote of the holders of at least a majority of the Target Shares in favor of this Agreement and the Merger.

         "Requisite Transitory Subsidiary Stockholder Approval" means the affirmative vote of the holders of at least a majority of the Transitory Subsidiary Shares in favor of this Agreement and the Merger.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialman's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Special Meeting" has the meaning set forth in ss.5(c)(ii) below.

         "Surviving Corporation" has the meaning set forth in ss.2(a) below.

         "Target" has the meaning set forth in the preface above.

         "Target Share" means any share of the Common Stock, $0.001 par value per share, of the Target.

         "Target Stockholder" means any Person who or which holds any Target Shares.

         "Transitory Subsidiary" has the meaning set forth in the preface above.

         "Transitory Subsidiary Share" means any share of the Common Stock, $0.001 par value per share, of the Transitory Subsidiary.

         "Transitory Subsidiary Stockholder" means the Buyer, which legally and beneficially owns all of the Transitory Subsidiary Shares.


         2. Basic Transaction.

         (a) The Merger. On and subject to the terms and conditions of this Agreement, the Transitory Subsidiary will merge with and into the Target (the "Merger") at the Effective Time. The Target shall be the corporation surviving the Merger (the "Surviving Corporation").

         (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Wyrick Robbins Yates & Ponton LLP in Raleigh, North

Carolina, commencing at 9:00 a.m. local time on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

         (c) Actions at the Closing. At the Closing, (i) the Target will deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments, and documents referred to in ss.6(a) below, (ii) the Buyer and the Transitory Subsidiary will deliver to the Target the various certificates, instruments, and documents referred to in ss.6(b) below, and (iii) the Target and the Transitory Subsidiary will file with the Secretary of State of the State of Delaware a Certificate of Merger in the form attached hereto as Exhibit A (the "Certificate of Merger").

         (d) Effect of Merger.

                  (i) General. The Merger shall become effective at the time (the "Effective Time") the Target and the Transitory Subsidiary file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in the Delaware General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Target or the Transitory Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

                  (ii) Certificate of Incorporation. The Certificate of Incorporation of the Transitory Subsidiary as of the Effective Time will remain the Certificate of Incorporation of the Surviving Corporation without any modification or amendment in the Merger.

                  (iii) Bylaws. The Bylaws of the Transitory Subsidiary as of the Effective Time will remain the Bylaws of the Surviving Corporation without any modification or amendment in the Merger.

                  (iv) Directors and Officers. The directors and officers of the Transitory Subsidiary as of the Effective Time will remain the directors and officers of the Surviving Corporation (retaining their respective positions and terms of office).

                  (v) Conversion of Target Shares. At and as of the Effective Time, (A) each Target Share (other than any Dissenting Share or Buyer-owned Share) shall be converted into the right to receive
         2.270572 Merger Shares (the ratio of 2.270572 Buyer Shares to one Target Share is referred to herein as the "Conversion Ratio"), (B) each Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the Delaware General Corporation Law, (C) each Outstanding Option shall be converted into the right to receive a replacement option to purchase the Buyer Shares ("Replacement Options") on terms as set forth below:

                           (I) Each Replacement Option will represent the right
                  to purchase a number of Buyer Shares (rounded to the nearest whole share) equal to the number of shares of stock issuable upon exercise of the corresponding Outstanding Option multiplied by the Conversion Ratio.

                           (II) The exercise price of the Buyer Shares (rounded
                  to the nearest cent) of each Replacement Option will equal the per share exercise price of the corresponding Outstanding Option divided by the Conversion Ratio.

                           (III) The term of each Replacement Option will be the
                  same as the remaining term of the corresponding Outstanding Option.

                           (IV) The vesting restrictions contained in each
                  Replacement Option will be the same as the vesting restrictions contained in the corresponding Outstanding Option, except as otherwise agreed.

         and (D) each Buyer-owned Share and each share of Preferred Stock of Target owned by Buyer shall be canceled; provided, however, that the Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Target Shares outstanding. No Target Share shall be deemed to be outstanding or to have any rights other than those set forth above in this ss.2(d)(v) after the Effective Time.

                  (vi) Conversion of Transitory Subsidiary Shares. At and as of the Effective Time, each share of Common Stock, $0.001 par value per share, of the Transitory Subsidiary shall be converted into one share of Common Stock, $0.001 par value per share, of the Surviving Corporation.

         (e) Procedure for Conversion.

                  (i) Immediately after the Effective Time, (A) the Buyer will mail a letter of transmittal (with instructions for its use) to each record holder of outstanding Target Shares and Outstanding Options for the holder to use in surrendering the certificates which represented his or its Target Shares and Outstanding Options in exchange for a certificate representing the number of Merger Shares or Replacement Options to which he or it is entitled, in lieu of issuing any fractional shares, the Buyer shall pay the Target Shareholder an amount in cash equal to such fraction multiplied by the closing stock price of the Buyer on the last trading day prior to the Closing Date; (B) the Buyer will furnish to a Target Shareholder upon his or its surrender of the certificates representing his or its Target Shares a stock certificate (issued in the name of the Target Shareholder or its nominee) representing that number of Merger Shares to which he or it is entitled, which shall be equal to the product of (I) the Conversion Ratio times (II) the number of outstanding Target Shares surrendered to the Buyer by the Target Stockholder; and (C) the Buyer will furnish to an Outstanding Option holder upon his surrender of the agreement representing the Outstanding Options a Replacement Option agreement representing that number of Buyer option shares to which he is entitled, which shall be equal to the product of (I) the

         Conversion Ratio times (II) the number of Outstanding Option shares surrendered to the Buyer.

                  (ii) The Buyer will not pay any dividend or make any distribution on Merger Shares (with a record date at or after the Effective Time) to any record holder of outstanding Target Shares until the holder surrenders for exchange his or its certificates that represented Target Shares. In no event, however, will any holder of outstanding Target Shares be entitled to any interest or earnings on the dividend or distribution pending receipt.

         (f) Registration of Merger Shares.

                  (i) Registration of Shares. The Buyer shall file with the SEC, as promptly as practicable following the Closing, a registration statement under the Securities Act covering the resale to the public of the Merger Shares (the "Registration Statement"). The Buyer shall use its best efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable within 120 days following the Closing. The Buyer shall use its best efforts to cause the Registration Statement to remain effective up until the Merger Shares can be sold under Rule 144 within a period of three (3) consecutive months, not to exceed two (2) years form the Closing Date (the "Registration Period").

                  (ii) Registration Procedures.

                           (1) In connection with the filing by the Buyer of the
                  Registration Statement, the Buyer shall furnish to each Target Stockholder a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act and such additional copies as are reasonably requested by the Target Stockholder.

                           (2) The Buyer shall use its best efforts to register
                  or qualify the Merger Shares covered by the Registration Statement under the securities laws of such states as the Target Stockholders shall reasonably request; provided, however, that the Buyer shall not be required in connection with this paragraph (2) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

                           (3) If the Buyer has delivered final prospectuses to
                  the Target Stockholders and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Target Stockholders and, if requested by the Buyer, the Target Stockholders shall immediately cease making offers or sales of shares under the Registration Statement and return all prospectuses to the Buyer. The Buyer shall promptly provide the Target Stockholders with revised prospectuses and, following receipt of the revised prospectuses, the Target Stockholders shall be free to resume making offers and sales under the Registration Statement.

                           (4) The Buyer shall pay the expenses incurred by it
                  in complying with its obligations under this Section 2(f), including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Buyer, and fees and expenses of accountants for the Buyer, but excluding (x) any brokerage fees, selling commissions or underwriting discounts incurred by the Target Stockholders in connection with sales under the Registration Statement and (y) the fees and expenses of any counsel retained by any Target Stockholder.

         (g) Closing of Transfer Records. After the close of business on the Closing Date, transfers of Target Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

         3. Representations and Warranties of the Target. The Target represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this ss.3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.3.

         (a) Organization, Qualification, and Corporate Power. The Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Target has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

         (b) Capitalization. The entire authorized capital stock of the Target consists of (i) 7,500,000 shares of common stock, par value $0.001 per share, 282,500 of which are issued and outstanding, (ii) 2,500,000 shares of preferred stock, par value $0.001 per share, of which 500,000 have been designated Series A Preferred Stock and are issued and outstanding, and of which 2,000,000 have not been designated and remain unissued or held in treasury. All of the issued and outstanding Target Shares have been duly authorized and are validly issued, fully paid, and nonassessable. In addition, options to purchase 7,500 shares of common stock are outstanding with an exercise price of $0.08 per share. There are no other outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target.

         (c) Authorization of Transaction. The Target has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that the Target cannot consummate the Merger unless and until it receives the Requisite Target Stockholder Approval and approval of this Agreement by its Board of Directors. This Agreement constitutes the valid and legally binding obligation of the Target, enforceable in accordance with its terms and conditions.

         (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Target is subject or any provision of the charter or bylaws of any of the Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Other than in connection with the provisions of the Delaware General Corporation Law, the Securities Exchange Act, the Securities Act, and the state securities laws, the Target need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         (e) Brokers' Fees. The Target has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (f) Disclosure. The Definitive Target Proxy Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading. None of the information that the Target will supply specifically for use in the Registration Statement or the Prospectus will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

         (g) Continuity of Business Enterprise. The Target operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Reg.ss.1.368-1(d).

         4. Representations and Warranties of the Buyer and the Transitory Subsidiary. Each of the Buyer and the Transitory Subsidiary represents and warrants to the Target that the statements contained in this ss.4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.4), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this ss.4.

         (a) Organization. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         (b) Capitalization. The Buyer's Certificate of Incorporation authorizes the issuance of up to 3,000,000 shares of Preferred Stock, at a par value of $.01 per share. The Board of Directors has the authority to issue Preferred Stock in one or more series, to fix the designation and number of shares of each such series, and to determine or change the designation, relative rights, preferences, and limitations of any series of Preferred Stock, without any further vote or action by the stockholders. No shares of Preferred Stock are currently outstanding. The entire authorized common stock of the Buyer consists of 40,000,000 Buyer Shares, par value $0.001 per share, of which 5,864,430 Buyer Shares are issued and outstanding and 34,135,570 Buyer Shares remain unissued or held in treasury. Under the 1994 Stock Option Plan, options to purchase a total of 2,500,000 shares of common stock may be granted to employees, directors and consultants. Options and warrants to purchase 925,116 and 66,816 shares are outstanding, respectively, at exercise prices ranging from $0.36 to $20.50. In addition, 289,702 shares are reserved for issuance pursuant to the Buyer's Employee Stock Purchase Plan. Buyer also intends to complete another merger, at the same time as this Merger, with Renaissance Cell Technologies, Inc., which merger is expected to result in the issuance of approximately 579,058 additional Buyer Shares. All of the Merger Shares to be issued in the Merger have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid and nonassessable.

         (c) Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that the Transitory Subsidiary cannot consummate the Merger unless and until it receives the Requisite Transitory Subsidiary Stockholder Approval and this Agreement has been approved by its Board of Directors. This Agreement constitutes the valid and legally binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable in accordance with its terms and conditions.

         (d) Noncontravention. To the Knowledge of any director or officer of the Buyer, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either the Buyer or the Transitory Subsidiary is subject or any provision of the charter or bylaws of either the Buyer or the Transitory Subsidiary or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either the Buyer or the Transitory Subsidiary is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement. To the Knowledge of any director or officer of the Buyer, and other than in connection with the provisions of the Delaware General Corporation Law, the Securities Exchange Act, the Securities Act, and the state securities laws, neither the Buyer nor the Transitory Subsidiary needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

         (e) Brokers' Fees. Neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any of the Target and its Subsidiaries could become liable or obligated.

         (f) Disclosure. The Registration Statement and the Prospectus will comply with the Securities Act in all material respects. The Registration Statement and the Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading; provided, however, that the Buyer and the Transitory Subsidiary make no representation or warranty with respect to any information that the Target will supply specifically for use in the Registration Statement and the Prospectus. None of the information that the Buyer and the Transitory Subsidiary will supply specifically for use in the Definitive Target Proxy Materials will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they will be made, not misleading.

         (g) Continuity of Business Enterprise. It is the present intention of the Buyer to continue at least one significant historic business line of the Target, or to use at least a significant portion of the Target's historic business assets in a business, in each case within the meaning of Reg.ss.1.368-1(d).

         5. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement.

         (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss.6 below).

         (b) Notices and Consents. The Target will give any notices to third parties, and will use its best efforts to obtain any third party consents, that the Buyer may request in connection with the matters referred to in ss.3(d) above.

         (c) Regulatory Matters and Approvals. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in ss.3(d) and ss.4(d) above. Without limiting the generality of the foregoing:

                  (i) Securities Act, Securities Exchange Act, and State Securities Laws. The Buyer will prepare and file with SEC the Registration Statement. The Buyer will use its reasonable best efforts to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary, proper, or advisable. The Target will provide the Buyer with whatever information and assistance in connection with the foregoing filings that the Buyer reasonably may request. The Buyer will take all actions that may be necessary, proper, or advisable under state securities laws in connection with the offering and issuance of the Buyer Stock.

                  (ii) Delaware General Corporation Law. The Target will call a special meeting of its stockholders (the "Special Meeting"), as soon as practicable in order that the Target Stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Delaware General Corporation Law. The Target will mail the Joint Disclosure Document to its stockholders as soon as practicable. The Joint Disclosure Document will contain the affirmative recommendation of the board of directors of the Target in favor of the adoption of this Agreement and the approval of the Merger; provided, however, that no director or officer of the Target shall be required to violate any fiduciary duty or other requirement imposed by law in connection therewith.

         6. Conditions to Obligation to Close.

         (a) Conditions to Obligation of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) this Agreement and the Merger shall have received the Requisite Target Stockholder Approval and the number of Dissenting Shares shall not exceed 20% of the number of outstanding Target Shares;

                  (ii) the Target shall have procured any third party consents specified inss.5(b) above;

                  (iii) the representations and warranties set forth inss.3 above shall be true and correct in all material respects at and as of the Closing Date;

                  (iv) the Target shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (v) the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to inss.3(d) andss.4(d) above; and

                  (vi) all actions to be taken by the Target in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer and the Transitory Subsidiary.

The Buyer and the Transitory Subsidiary may waive any condition specified in this ss.6(a) if they execute a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of the Target. The obligation of the Target to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth inss.4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) each of the Buyer and the Transitory Subsidiary shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) this Agreement and the Merger shall have received the Requisite Transitory Subsidiary Stockholder Approval;

                  (iv) the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to inss.3(d) andss.4(d) above; and

                  (v) all actions to be taken by the Buyer and the Transitory Subsidiary in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Target.

The Target may waive any condition specified in this ss.6(b) if it executes a writing so stating at or prior to the Closing.

         7. Termination.

         (a) Termination of Agreement. Any of the Parties may terminate this Agreement with the prior authorization of its board of directors before stockholder approval by giving written notice to of such termination to the other party.

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to ss.7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

         8. Miscellaneous.

         (a) Survival. None of the representations, warranties, and covenants of the Parties (other than the provisions in ss.2 above concerning conversion of Target Shares into, and subsequent registration of, the Merger Shares) will survive the Effective Time.

         (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in ss.2 above regarding conversion of the Target Shares into, and subsequent registration of, the Merger Shares are intended for the benefit of the Target Stockholders are intended for the benefit of the individuals specified therein and their respective legal representatives.

         (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties.

         (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Target:
         -----------------

         Aeolus Pharmaceuticals, Inc.
         P.O. Box 14287
         3200 East Highway 54
         Cape Fear Building, Suite 300
         Research Triangle Park, North Carolina 27709

         If to the Buyer:
         ----------------

         Incara Pharmaceuticals Corporation
         P.O. Box 14287
         3200 East Highway 54
         Cape Fear Building, Suite 300
         Research Triangle Park, North Carolina 27709

         If to the Transitory Subsidiary:
         --------------------------------

         Aeolus Acquisition Corporation
         P.O. Box 14287
         3200 East Highway 54
         Cape Fear Building, Suite 300
         Research Triangle Park, North Carolina 27709

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         (i) Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (k) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

         (m) Incorporation of Exhibits and Schedules. All Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                            [SIGNATURE PAGE FOLLOWS.]

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                           INCARA PHARMACEUTICALS CORPORATION

ATTEST:                                    By: /s/ Clayton I. Duncan
                                              ----------------------
 /s/ Rich Reichow                          Name:   Clayton I. Duncan
--------------------------------------          --------------------
Secretary                                  Title:  President & CEO
                                                 -------------------

                                           AEOLUS ACQUISITION CORPORATION

ATTEST:                                    By: /s/ Clayton I. Duncan
                                              ----------------------
 /s/ Rich Reichow                          Name:   Clayton I. Duncan
--------------------------------------          --------------------
Secretary                                  Title:  President & CEO
                                                 -------------------

                                           AEOLUS PHARMACEUTICALS, INC.

ATTEST:                                    By: /s/ Clayton I. Duncan
                                              ----------------------
 /s/ Rich Reichow                          Name:   Clayton I. Duncan
--------------------------------------          --------------------
Secretary                                  Title:  President & CEO
                                                 -------------------